Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, KKR Enhanced US Direct Lending Fund-L Inc. (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common shares of beneficial interest, par value $0.001 per share (our “Common Shares”). References herein to “we,” “us,” “our” and the “Company” refer to KKR Enhanced US Direct Lending Fund-L Inc. and not to any of its subsidiaries.

This description does not purport to be complete and is qualified by reference to the Company’s Certificate of Incorporation and Bylaws. For complete terms of the Common Shares and preferred shares, please refer to the Company’s Certificate of Incorporation and Bylaws.

Common Shares

The Company is a non-diversified closed-end management investment company organized as a Delaware statutory trust on December 22, 2023, and converted into a Delaware corporation on April 19, 2024, prior to its commencement of operations. The Company is authorized to issue an unlimited number of shares of beneficial interest, par value $0.001 per share, in multiple classes and series thereof as determined from time to time by the Board of Directors of the Company (the “Board” or the “Board of Directors”, and each member thereof a “Director” and, collectively, the “Directors”), which also has the authority without shareholder approval to establish the designations, powers, preferences, voting, conversion and other rights, limitations, qualifications and terms and conditions of each such class and series. Each share within a particular class or series thereof has equal voting, dividend, distribution and liquidation rights. The Board has authorized issuance of an unlimited number of Common Shares. When issued, in accordance with the terms thereof, the Common Shares will be validly issued, fully paid and non-assessable. All Common Shares are equal as to distributions, assets and voting privileges. Common Shares are not redeemable and have no preemptive, conversion or cumulative voting rights.

In the event of liquidation, each Common Share is entitled to its proportion of the Company’s assets after payment of debts and expenses.

Subject to the rights of any preferred shareholders, the Company’s shareholders vote as a single class to elect the Company’s Board and on additional matters with respect to which the Investment Company Act of 1940, as amended (the “1940 Act”), the Company’s governing documents or resolutions adopted by the Directors provide for a vote of the Company’s Common Shares.

Preferred Shares

The Board may classify an unlimited amount of the Company’s shares as preferred shares, par value $0.001 per share. The terms of the preferred shares may be fixed by the Board and may materially limit and/or qualify the rights of the holders of the Company’s Common Shares.

Preferred shares are senior to all other classes and series of the Common Shares and rank on parity with any other preferred shares. Holders of the preferred shares will not, however, participate in any appreciation in the value of the Company. The consent of the holders of the preferred shares is not required to authorize or issue any class or series of preferred shares ranking on parity with the preferred shares.

Upon a liquidation, holders of preferred shares will be entitled to receive out of the assets of the Company available for distribution to shareholders (after payment of claims of the Company’s creditors but before any distributions with respect to the Company’s Common Shares or any other class of shares of the Company ranking junior to the preferred shares as to liquidation payments) an amount per share equal to such share’s liquidation preference plus

Exhibit 4.1
any accumulated but unpaid distributions (whether or not earned or declared, excluding interest thereon) to the date of distribution, and such shareholders will be entitled to no further participation in any distribution or payment in connection with such liquidation. The preferred shares carry one vote per share on all matters on which such shares are entitled to vote. The preferred shares will, upon issuance, be fully paid and non-assessable and will have no preemptive, exchange or conversion rights. The Board may by resolution classify or reclassify any authorized but unissued capital shares of the Company from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or terms or conditions of redemption. The Company will not issue any class of shares senior to the preferred shares.

Asset Maintenance Requirements. The Company must satisfy asset maintenance requirements under the 1940 Act with respect to its preferred shares. Under the 1940 Act, any such preferred shares would constitute a “senior security” for purposes of the 150% asset coverage test.

Restrictions on Dividends and Other Distributions for the Preferred Shares

So long as any preferred shares are outstanding, the Company may not pay any dividend or distribution (other than a dividend or distribution paid in Common Shares or in options, warrants or rights to subscribe for or purchase Common Shares) in respect of the Common Shares or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares (except by conversion into or exchange for shares of the Company ranking junior to the preferred shares as to the payment of dividends or distributions and the distribution of assets upon liquidation), unless:

•the Company has declared and paid (or provided to the relevant dividend paying agent) all cumulative distributions on the Company’s outstanding preferred shares due on or prior to the date of such Common Shares’ dividend or distribution;

•the Company has redeemed the full number of preferred shares to be redeemed pursuant to any mandatory redemption provision in the Company’s governing documents; and

•after making the distribution, the Company meets applicable asset coverage requirements.

No full distribution will be declared or made on any series of preferred shares for any dividend period, or part thereof, unless full cumulative distributions due through the most recent dividend payment dates therefor for all outstanding series of preferred shares of the Company ranking on a parity with such series as to distributions have been or contemporaneously are declared and made. If full cumulative distributions due have not been made on all outstanding preferred shares of the Company ranking on a parity with such series of preferred shares as to the payment of distributions, any distributions being paid on the preferred shares will be paid as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unpaid on each such series of preferred shares on the relevant dividend payment date. The Company’s obligation to make distributions on the preferred shares will be subordinate to its obligations to pay interest and principal, when due, on any senior securities representing debt.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of preferred shares then outstanding will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per preferred share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of Common Shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of assets by the Company.

Exhibit 4.1
Voting Rights

Except as otherwise stated in the Company’s confidential private placement memorandum, as may be amended or supplemented from time to time (the “Memorandum”), specified in the Company’s governing documents or resolved by the Board or as otherwise required by applicable law, holders of preferred shares will be entitled to one vote per share held on each matter submitted to a vote of the shareholders of the Company and will vote together with holders of Common Shares and of any other preferred shares then outstanding as a single class. In connection with the election of the Company’s Directors, holders of the outstanding preferred shares, voting together as a single class, will be entitled at all times to elect two of the Company’s Directors, and the remaining Directors will be elected by holders of Common Shares and holders of preferred shares, voting together as a single class. In addition, if (i) at any time dividends and distributions on outstanding preferred shares are unpaid in an amount equal to at least two full years’ dividends and distributions thereon and sufficient cash or specified securities have not been deposited with the applicable paying agent for the payment of such accumulated dividends and distributions or (ii) at any time holders of any other series of preferred shares are entitled to elect a majority of the Directors of the Company under the 1940 Act or the applicable statement of preferences creating such shares, then the number of Directors constituting the Board will be adjusted such that, when added to the two Directors elected exclusively by the holders of preferred shares as described above, would then constitute a simple majority of the Board as so adjusted. Such additional Directors will be elected by the holders of the outstanding preferred shares, voting together as a single class, at a special meeting of shareholders. The terms of office of the persons who are Directors at the time of that election will continue. If the Company thereafter pays, or declares and sets apart for payment in full, all dividends and distributions payable on all outstanding preferred shares for all past dividend periods or the holders of other series of preferred shares are no longer entitled to elect such additional Directors, the additional voting rights of the holders of the preferred shares as described above will cease, and the terms of office of all of the additional Directors elected by the holders of the preferred shares (but not of the Directors with respect to whose election the holders of Common Shares were entitled to vote or the two Directors the holders of preferred shares have the right to elect as a separate class in any event) will terminate at the earliest time permitted by law.

So long as any preferred shares are outstanding, the Company will not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the preferred shares outstanding at the time, and present and voting on such matter, voting separately as one class, amend, alter or repeal the provisions of the applicable statement of preferences, so as to in the aggregate adversely affect any of the rights and preferences set forth in any statement of preferences with respect to such preferred shares. Also, to the extent permitted under the 1940 Act, in the event shares of more than one series of preferred shares are outstanding, the Company will not approve any of the actions set forth in the preceding sentence which in the aggregate adversely affect the rights and preferences expressly set forth in the applicable statement of preferences with respect to such shares of a series of preferred shares differently than those of a holder of shares of any other series of preferred shares without the affirmative vote of the holders of at least a majority of the preferred shares of each series adversely affected and outstanding at such time (each such adversely affected series voting separately as a class to the extent its rights are affected differently). Unless a higher percentage is required under the Company’s governing documents or applicable provisions of Delaware law or the 1940 Act, the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding preferred shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the preferred shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Company’s sub-classification as a closed-end investment company to an open-end company or changes in its fundamental investment restrictions. As a result of these voting rights, the Company’s ability to take any such actions may be impeded to the extent that there are any preferred shares outstanding. The Board presently intends that, except as otherwise indicated in the Memorandum and except as otherwise required by applicable law, holders of preferred shares will have equal voting rights with holders of Common Shares (one vote per share, unless otherwise required by the 1940 Act) and will vote together with holders of Common Shares as a single class. The phrase “vote of the holders of a majority of the outstanding preferred shares” (or any like phrase) means, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Company duly called (i) of 67% or more of the preferred shares present at such meeting, if the holders of more than 50% of the outstanding preferred shares are present or represented by proxy, or (ii) more than 50% of the outstanding preferred shares, whichever is less. The class vote of holders of preferred shares described

Exhibit 4.1
above in each case will be in addition to a separate vote of the requisite percentage of Common Shares, and any other preferred shares, voting together as a single class, that may be necessary to authorize the action in question. An increase in the number of authorized preferred shares pursuant to the Company’s governing documents or the issuance of additional shares of any series of preferred shares pursuant to the Company’s governing documents will not in and of itself be considered to adversely affect the rights and preferences of the preferred shares.

The applicable statement of preferences, including the calculation of the elements and definitions of certain terms of the rating agency guidelines, may be modified by action of the Board without further action by the shareholders if the Board determines that such modification is necessary to prevent a reduction in, or the withdrawal of, a rating of the preferred shares by any rating agency then rating the preferred shares at the request of the Company, as the case may be, and are in the aggregate in the best interests of the holders of preferred shares.

The foregoing voting provisions will not apply to any preferred shares if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such shares will have been redeemed or called for redemption and sufficient cash or cash equivalents provided to the applicable paying agent to effect such redemption. The holders of preferred shares will have no preemptive rights or rights to cumulative voting.

Limitation on Issuance of Preferred Shares

So long as the Company has preferred shares outstanding, subject to receipt of approval from the rating agencies of such preferred shares outstanding, and subject to compliance with the Company’s investment objective, policies and restrictions, the Company may issue and sell shares of additional preferred shares. The Company’s ability to issue different types of securities is limited. Under the 1940 Act, any preferred shares the Company issues will constitute a “senior security” for purposes of the 150% asset coverage test. Under the provisions of the 1940 Act, the Company is currently permitted to issue “senior securities” only in amounts such that its asset coverage, as defined in the 1940 Act, equals at least 150% after each issuance of senior securities.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The Directors shall be entitled to the benefits of all limitations on the liability of directors generally under the Delaware General Corporation Law. No Director shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derived an improper personal benefit.

Indemnification

The Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or Director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or Director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

Delaware Law and Certain Provisions of the Certificate of Incorporation and Bylaws
Organization and Duration

The Company was formed in Delaware on December 22, 2023 as a Delaware statutory trust and converted into a Delaware corporation on April 19, 2024. The Company will remain in existence until dissolved pursuant to Delaware law.

Exhibit 4.1

Purpose

Under the Certificate of Incorporation, the Company is permitted to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

Directors
Number and Qualification

The Certificate of Incorporation provides that the number of directors of the Company shall be fixed from time to time by the Board of Directors either by resolution or bylaw adopted by the affirmative vote of a majority of the entire Board of Directors. The Bylaws further provide that Directors need not be shareholders of the Company.

Term and Election

Under the Bylaws, the term of office of a Director will continue until the next annual meeting of shareholders and until a successor is duly elected and qualifies or until a Director’s earlier resignation, removal from office, death or incapacity.

Resignation and Removal

The Bylaws provide that any of the Directors may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Company and such resignation will be effective upon its receipt by the Company, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.. The entire Board of Directors or any individual Director may be removed from office for cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of Directors. In case the Board of Directors or any one or more Directors be so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed.

Vacancies

Under the Certificate of Incorporation, whenever a vacancy in the Board of Directors occurs, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, consistent with the limitations under the 1940 Act and except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock. Any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Meetings

The Bylaws provide that the Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer, the Chairperson of the Board of Directors or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each Director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Exhibit 4.1
All or any one or more Directors may participate in a meeting of the Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system will constitute presence in person at such meeting.

Director Action by Written Consent

Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action which may be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if that number of the Directors, or members of a committee, as the case may be, required for approval of such action at a meeting of the Directors or of such committee consent to the action in writing and the written consents are filed with the records of the meetings of Directors.

Officers

Under the Bylaws, the officers of the Company shall be elected by the Board of Directors and may consist of: Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer, Chief Operating Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or the Bylaws. The officers of the Company need not be shareholders of the Company, nor need such officers be Directors.

Action by Shareholders

Pursuant to the Bylaws, the Company will hold annual shareholder meetings on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing the members of the Board of Directors and for the transaction of only such other business as is properly brought before the meeting. A special meeting of shareholders may be called for any purpose of purposes, unless otherwise prescribed by statute or the Certificate of Incorporation, by the Secretary only at the request of the Chairperson of the Board of Directors, the Chief Executive Officer or by a resolution duly adopted by the affirmative vote of a majority of the Directors. Any shareholder meeting, including a special meeting, will be held within or without the State of Delaware on such day and at such time as the Directors designate. Special meetings of shareholders will be held, notice of such meetings will be delivered and waiver of notice will occur according to the provisions of the Company’s Bylaws.

Unless otherwise required by law, the Certificate of Incorporation or the Bylaws, any question (other than the election of Directors) properly brought before any meeting of shareholders shall be decided by the affirmative vote of the holders of a majority of the votes cast by shareholders present in person or by proxy at an annual or special meeting duly called for such purpose and entitled to vote. Each shareholder represented at a meeting of shareholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such shareholder, unless otherwise provided by the Certificate of Incorporation. At all meetings of the shareholders for the election of Directors, a plurality of votes cast by shareholders present in person or by proxy at a meeting duly called for such purpose and entitled to vote on such election shall be sufficient to elect a Director. For the election of a Director, each share of capital stock may be voted for as many individuals as there are Directors to be elected and for whose election such share of capital stock is entitled to be voted.

Special meetings of shareholders will be held, notice of such meetings will be delivered and waiver of notice will occur according to the provisions of the Company’s Bylaws. For purposes of determining the shareholders who are entitled to notice of and to vote at any meeting the Directors may, without closing the transfer books, fix a date not more than 60 days nor less than 10 days prior to the date of such meeting of shareholders as a record date for the determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders.

Exhibit 4.1

The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If such quorum is present or represented at any meeting of the shareholders, the presiding officer of the meeting or the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote, present in person or represented by proxy, shall have power to adjourn the meeting without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder entitled to vote at the meeting.

Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him, her or it by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Company not later than the day on which exercised. No proxy shall be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the presiding officer at a meeting of shareholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Under the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter and is filed with the records of the meetings of the shareholders.

Amendment of the Certificate of Incorporation and Bylaws

The Board of Directors has the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws, subject to the power of the stockholders to alter or repeal any Bylaw whether adopted by them or otherwise.

Exclusive Delaware Jurisdiction

The Certificate of Incorporation and Bylaws were executed by the Directors and delivered in the State of Delaware and with reference to the laws thereof (except for conflict-of-laws provisions or doctrines thereof), and the rights of all parties and the validity and construction of every provision thereof is subject to and construed according to laws of the State of Delaware, and reference is specifically made to the Delaware General Corporation Law as to the construction of matters not specifically covered therein or as to which an ambiguity exists, although such law will not be viewed as limiting the powers otherwise granted to the Directors under the Certificate of Incorporation and Bylaws and any ambiguity will be viewed in favor of such powers.

Books and Reports

As provided by the Bylaws, the Company shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its shareholders listing their names and addresses and the number and class of shares held by each shareholder, a copy of the Bylaws, as may be amended to date, minute books, accounting books and other records.